Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

OptMed, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common stock, par value $0.0001 per share	457	(o)			$23,000,000	0.0000927	$2,132.10
	Equity	Representative’s Warrants (3) (4)	457	(g)			—	—	—
	Equity	Common stock issuable upon exercise of Representative’s Warrants (5)					1,100,000	0.0000927	101.97
		Total Offering Amounts					$24,100,000		$2,234.07
		Total Fees Previously Paid							$—
		Total Fee Offsets							$—
		Net Fee Due							$2,234.07

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes $3,000,000 aggregate principal amount of common stock issuable upon the exercise of the underwriters’ over-allotment option.
(3)	We have agreed to issue to the representative of the underwriters warrants (the “Representative’s Warrants”) to purchase the number of shares of our common stock equal to five percent (5%) of the aggregate number of shares of our common stock sold in this offering, excluding the over-allotment option.
(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.
(5)	The Representative’s Warrants are exercisable at a price per share equal to 110% of the offering price per share from time to time, in whole or in part, during the four and a half-year period commencing six (6) months from the effective date of this offering.